Exhibit 99.1

MBIA Inc. Reports Full Year and Fourth Quarter 2016 Financial Results

PURCHASE, N.Y.--(BUSINESS WIRE)--March 1, 2017--MBIA Inc. (NYSE:MBI) (the Company) today reported a Consolidated GAAP net loss of $338 million or $(2.54) per diluted share for the year ended December 31, 2016 compared to net income of $180 million or $1.06 per diluted share for the prior year. The unfavorable variance in the financial results versus the prior year was primarily due to a pretax impairment of $278 million on the carrying value of MBIA UK Insurance Limited (MBIA UK) associated with its sale in the first quarter of 2017 and a $148 million reduction of net gains of insured credit derivatives.

Book value per share was $23.87 as of December 31, 2016 compared with $24.61 as of December 31, 2015. The decrease in book value per share since year-end 2015 was primarily due to the $324 million or $2.40 per share after-tax impairment recorded during the fourth quarter of 2016 associated with the sale of MBIA UK, partially offset by share repurchases that decreased common shares outstanding.

Combined Operating Income (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) for the full year 2016 was $30 million or $0.23 per diluted share compared to $87 million or $0.52 per diluted share for the full year 2015. The decline in Combined Operating Income for 2016 compared to 2015 was driven primarily by $69 million of higher loss and loss adjustment expenses and a $68 million reduction of net premiums earned, partially offset by a favorable variance in the provision for income taxes.

The calculation of Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) was refined in the fourth quarter of 2016 to exclude MBIA Insurance Corporation as a separate stand-alone legal entity. (Previously, the calculation of ABV excluded the international and structured finance insurance segment, which is not the same as the legal entity MBIA Insurance Corporation.) As of December 31, 2016, ABV was $31.88 compared to $28.98 as of December 31, 2015 (which was revised from the amount previously reported due to the subsequent change of the calculation of ABV). The largest factor contributing to the increase in ABV per share since year-end 2015 was the decrease in common shares outstanding due to share repurchases. During 2016, the Company repurchased 16.6 million shares of its common stock, which reduced its common shares outstanding to 135 million as of year-end 2016.

Combined Operating Income and ABV per share provide investors with two perspectives of the Company’s financial results that management uses in measuring the Company’s financial performance. Reconciliations of ABV per share to book value per share, and Combined Operating Income to net income, calculated in accordance with GAAP, are attached.

Statements from Company Representative

Bill Fallon, MBIA Inc.’s President and Chief Operating Officer said, “We are pleased with the growing acceptance of National as its new business production nearly tripled for 2016 versus last year.” Bill added, “Regarding our financial results, while the sale of MBIA UK adversely impacted our consolidated GAAP results, it had no impact on our Combined Operating Income. The reduction in Combined Operating Income was primarily due to additions to our loss reserves and lower premium earnings that resulted from lower refunding activity and our decreasing unearned premiums at National.”

Fourth Quarter Results

The Company reported a Consolidated GAAP net loss of $265 million, or $(2.01) per diluted share, for the fourth quarter of 2016 compared to consolidated net income of $82 million, or $0.54 per diluted share, for the fourth quarter of 2015. The unfavorable change in the financial result was primarily due to a $278 million pretax carrying value impairment of MBIA UK.

The Combined Operating Loss for the fourth quarter of 2016 was $6 million or $(0.05) per diluted share compared to Combined Operating Income of $10 million or $0.07 per diluted share for the fourth quarter of 2015. The unfavorable change in the financial result was driven primarily by an $18 million increase in loss and loss adjustment expenses and a $16 million reduction in net premiums earned, partially offset by a favorable variance in the provision for income taxes.

U.S. Public Finance Insurance Segment Results

The Company’s U.S. public finance insurance business is conducted through National Public Finance Guarantee Corporation (National), its primary operating subsidiary. The U.S. Public Finance Insurance segment recorded GAAP net income of $41 million for the fourth quarter of 2016 versus $51 million for the fourth quarter of 2015. The decline in GAAP net income was primarily due to an $18 million increase in loss and loss adjustment expenses and a $16 million decrease in net premiums earned, partially offset by a $27 million favorable variance in the provision for income taxes. The favorable variance of the tax provision was primarily due to a tax basis balance sheet adjustment associated with the reversal of a deferred tax liability in the fourth quarter of 2016.

The U.S. Public Finance Insurance segment’s Operating Income was $25 million in the fourth quarter of 2016 compared to $44 million for the fourth quarter of 2015. The decline was primarily due to an increase in loss and loss adjustment expenses and a decrease in net premiums earned, partially offset by a favorable variance in the provision for income taxes.

Net premiums earned were $62 million in the fourth quarter of 2016, down 21 percent from $78 million in the fourth quarter of 2015. The decline resulted from a 24 percent decrease in scheduled premiums earned and a 19 percent decrease in refunding premiums earned.

National insured $871 million of par value in the primary and secondary markets, combined, during the fourth quarter of 2016 and $1.6 billion of par value for the full year, compared to $158 million for the fourth quarter of 2015 and $597 million for the full year 2015.

Net investment income for the segment was $29 million for the fourth quarter of 2016 and $30 million for the fourth quarter of 2015, primarily resulting from a 4 percent decline in average invested assets for the respective quarters.

The U.S. Public Finance Insurance segment’s losses and loss adjustment expenses were $28 million for the fourth quarter of 2016 compared to $10 million for the fourth quarter of 2015. The increase in loss and loss adjustment expenses was primarily due to higher risk-free interest rates used for discounting loss and recovery estimates, where the impact of discounting longer tenor recoveries outweighed the discounting impact on losses.

For the fourth quarter of 2016, the amortization of deferred acquisition costs totaled $13 million versus $16 million for the fourth quarter of 2015, reflecting the reduction in premiums earned. Operating expenses were $15 million for the fourth quarters of 2016 and 2015.

National had statutory capital of $3.5 billion and claims-paying resources totaling $4.6 billion as of December 31, 2016. National’s insured portfolio declined by $15 billion during the quarter, ending the quarter with $110 billion of gross par outstanding. National ended the quarter with a leverage ratio of gross par to statutory capital of 32 to 1, down from 48 to 1 as of year-end 2015.

Corporate Segment Results

The corporate segment includes general corporate activities and also provides support services, including asset and capital management services, to MBIA’s other operating businesses.

The corporate segment recorded GAAP net income of $26 million in the fourth quarter of 2016 versus a net loss of $15 million in the fourth quarter of 2015. The favorable variance of the financial result was primarily due to increased net gains on interest rate swaps and foreign exchange.

The corporate segment’s Operating Loss was $31 million and $34 million for the fourth quarters of 2016 and 2015, respectively. The reduction in the Operating Loss was primarily due to reduced interest expenses, partially offset by increased operating expenses.

As of December 31, 2016, MBIA Inc. held cash and liquid assets of $403 million. In addition, there were assets with a market value of $329 million in its tax escrow account as of year-end 2016. Subsequent to December 31, 2016, National’s 2014 tax payment of $94 million was released from the tax escrow account to MBIA Inc.

The Company’s consolidated net operating loss carryforward for income tax purposes as of December 31, 2016 was $2.7 billion.

During the fourth quarter of 2016, the Company and its subsidiaries did not repurchase any of its common shares. As of December 31, 2016, there was $88 million remaining capacity under the Company’s current share repurchase authorization. As of February 23, 2017, 135 million of the Company’s common shares were outstanding. During 2016, the Company also retired a combined $129 million par value of MBIA Inc. debt and Global Funding MTNs through debt repurchases and maturity payments.

On January 10, 2017, the Company lent $38 million of subordinated financing to MZ Funding LLC (MZ Funding), a newly formed wholly-owned subsidiary of the Company and MZ Funding, in turn, lent the proceeds of the financing to MBIA Insurance Corporation. MBIA Inc. has agreed to provide an additional $50 million of subordinated financing to MZ Funding under certain conditions, which MZ Funding would then lend to MBIA Insurance Corporation.

International and Structured Finance Insurance Segment Results

The International and Structured Finance Insurance segment business is primarily conducted through MBIA Insurance Corporation and its subsidiaries (MBIA Corp.). Unless otherwise indicated or the context otherwise requires, references to MBIA Corp. are (i) for any references relating to the period ended January 10, 2017, to MBIA Insurance Corporation, together with its subsidiaries, MBIA UK Insurance Limited (MBIA UK), and MBIA Mexico S.A. de C.V (MBIA Mexico) and (ii) for any references relating to the period after January 10, 2017, to MBIA Insurance Corporation together with MBIA Mexico.

The Company uses statutory accounting to measure the financial performance of this segment. MBIA Insurance Corporation had a statutory net loss of $179 million for the fourth quarter of 2016 and a statutory net loss of $323 million for the year 2016. In 2015, MBIA Insurance Corporation had statutory net income of $79 million and $25 million for the fourth quarter and full year, respectively. The 2016 results included a $114 million impairment of a net asset based on the sale of MBIA UK. In addition, statutory losses and loss adjustment expenses incurred for full year 2016 were $265 million compared to $105 million for 2015. As of December 31, 2016, the statutory capital of MBIA Insurance Corporation was $492 million and claims-paying resources totaled $1.9 billion. As the sale of MBIA UK was completed in the first quarter of 2017, there will be additional accounting adjustments associated with its sale in the first quarter of 2017, which will result in a $130 million increase to MBIA Insurance Corporation’s statutory capital. The impact of the sale of MBIA UK, after giving full effect in MBIA Insurance Corporation’s statutory financial statements over the two quarters, will result in a net increase of $29 million to MBIA Insurance Corporation’s statutory capital.

As of December 31, 2016, MBIA Insurance Corporation’s liquidity position (excluding its subsidiaries and branches) totaled $201 million consisting of cash and liquid invested assets. On January 20, 2017, MBIA Insurance Corporation satisfied its insurance obligations related to the maturity of $770 million of outstanding principal on the Zohar II 2005-1 CDO. To facilitate its ability to satisfy its insurance obligations on the Zohar II notes, MBIA Insurance Corporation received $347 million of Zohar II notes from its wholly-owned subsidiary, MBIA UK (Holdings) Limited, which the latter had received in exchange for the sale of MBIA UK, and borrowed $363 million under the MZ Funding lending facility that was established during the first quarter of 2017.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Thursday, March 2, 2017 at 8:00 AM (ET) to discuss its fourth quarter and full year 2016 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 60602763. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the conference call will become available approximately two hours after the end of the call on and will remain available until 11:59 p.m. (ET) on March 15 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The code for the replay of the call is 60602763. In addition, a recorded replay of the call will become available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, the possibility that the Company will experience increased credit losses or impairments on public finance obligations we insure issued by state, local and territorial governments and finance authorities that are experiencing fiscal stress, the possibility that MBIA Corp. will have inadequate liquidity to pay claims as a result of increased losses on certain structured finance transactions, in particular residential mortgage-backed securities transactions that include a substantial number of ineligible mortgage loans, or a delay or failure in collecting expected recoveries, the possibility that loss reserve estimates are not adequate to cover potential claims, a disruption in the cash flow from our subsidiaries or an inability to access capital and our exposure to significant fluctuations in liquidity and asset values within the global credit markets as a result of collateral posting requirements, our ability to fully implement our strategic plan, including our ability to maintain high stable ratings for National and generate investor demand for our financial guarantees, deterioration in the economic environment and financial markets in the United States or abroad, and adverse developments in European sovereign credit performance, real estate market performance, credit spreads, interest rates and foreign currency levels, the effects of governmental regulation, including insurance laws, securities laws, tax laws, legal precedents and accounting rules; and uncertainties that have not been identified at this time. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (ABV), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value by removing the GAAP book value amounts for items that are not expected to impact shareholder value and to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Combined Operating Income (Loss): The sum of Operating Income (Loss) of the U.S. public finance insurance (National) and corporate segments net of eliminations. See “Operating Income (Loss)” definition.

Operating Income (Loss): Operating Income (Loss) is a useful measurement of performance because it measures income from the Company’s core operating segments, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Operating Income (Loss) also excludes net income of the Company’s non-core operating segments. The Company’s non-core segments include the activities of its international and structured finance insurance, advisory services and conduit segments. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items noted above. Operating Income (Loss) is disclosed on an after-tax basis and adjustments to net income are typically tax-effected at 35% unless a specific adjustment, or component thereof, is not taxable. Operating Income (Loss) as defined by the Company does not include all revenues and expenses required by GAAP. Operating Income (Loss) is not a substitute for and should not be viewed in isolation from GAAP net income.

Operating Income (Loss) per share represents that amount of Operating Income (Loss) allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions except share and per share amounts)

	December 31, 2016	December 31, 2015
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $4,713 and $5,483)	$4,694	$5,474
Investments carried at fair value	146	177
Investments pledged as collateral, at fair value (amortized cost $234 and $322)	233	291
Short-term investments held as available-for-sale, at fair value (amortized cost $552 and $392)	552	392
Other investments (includes investments at fair value of $5 and $13)	8	16
Total investments	5,633	6,350

Cash and cash equivalents	163	464
Premiums receivable	409	792
Deferred acquisition costs	118	168
Insurance loss recoverable	504	577
Assets held for sale	555	-
Deferred income taxes, net	970	951
Other assets	113	156
Assets of consolidated variable interest entities:
Cash	24	58
Investments held-to-maturity, at amortized cost (fair value $876 and $2,401)	890	2,689
Fixed-maturity securities at fair value	255	932
Loans receivable at fair value	1,066	1,292
Loan repurchase commitments	404	396
Other assets	33	11
Total assets	$11,137	$14,836

Liabilities and Equity
Liabilities:
Unearned premium revenue	$958	$1,591
Loss and loss adjustment expense reserves	541	516
Long-term debt	1,986	1,889
Medium-term notes (includes financial instruments carried at fair value of $101 and $161)	895	1,016
Investment agreements	399	462
Derivative liabilities	299	314
Liabilities held for sale	346	-
Other liabilities	233	211
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $1,351 and $2,362)	2,241	5,051
Derivative liabilities	-	45
Total liabilities	7,898	11,095

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none	-	-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--283,989,999 and 281,833,618	284	282
Additional paid-in capital	3,160	3,138
Retained earnings	2,700	3,038
Accumulated other comprehensive income (loss), net of tax of $37 and $51	(128)	(61)
Treasury stock, at cost--148,789,168 and 130,303,241 shares	(2,789)	(2,668)
Total shareholders' equity of MBIA Inc.	3,227	3,729
Preferred stock of subsidiary	12	12
Total equity	3,239	3,741
Total liabilities and equity	$11,137	$14,836

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Revenues:
Premiums earned:
Scheduled premiums earned	$37	$46	$168	$199
Refunding premiums earned	38	50	132	173
Premiums earned (net of ceded premiums of $2, $2, $7 and $9)	75	96	300	372
Net investment income	37	40	152	152
Fees and reimbursements	4	2	28	6
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	(20)	2	(40)	(28)
Unrealized gains (losses) on insured derivatives	21	36	21	157
Net change in fair value of insured derivatives	1	38	(19)	129
Net gains (losses) on financial instruments at fair value and foreign exchange	101	43	84	63
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(2)	(1)	(12)
Other-than-temporary impairments recognized in accumulated other comprehensive income (loss)	(4)	(1)	(4)	(1)
Net investment losses related to other-than-temporary impairments	(4)	(3)	(5)	(13)
Net gains (losses) on extinguishment of debt	-	-	5	(1)
Other net realized gains (losses)	(279)	(1)	(282)	17
Revenues of consolidated variable interest entities:
Net investment income	6	49	31	86
Net gains (losses) on financial instruments at fair value and foreign exchange	-	33	-	42
Total revenues	(59)	297	294	853

Expenses:
Losses and loss adjustment	71	44	220	123
Amortization of deferred acquisition costs	10	13	40	50
Operating	40	38	137	140
Interest	49	50	197	199
Expenses of consolidated variable interest entities:
Operating	4	3	14	13
Interest	5	10	25	39
Total expenses	179	158	633	564
Income (loss) before income taxes	(238)	139	(339)	289
Provision (benefit) for income taxes	27	57	(1)	109
Net income (loss)	$(265)	$82	$(338)	$180

Net income (loss) per common share:
Basic	$(2.01)	$0.54	$(2.54)	$1.06
Diluted	$(2.01)	$0.54	$(2.54)	$1.06

Weighted average number of common shares outstanding:
Basic	131,906,086	147,099,167	133,001,088	163,936,318
Diluted	131,906,086	147,955,862	133,001,088	164,869,788

COMBINED
OPERATING INCOME (LOSS) RECONCILIATION(4)
(In millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss)	$(265)	$82	$(338)	$180
Less: operating income adjustments:
Income (loss) before income taxes of the Non-Core Segments and eliminations	(339)	70	(475)	12
Adjustments to income before income taxes of the U.S. public finance insurance and corporate segments:
Mark-to-market gains (losses) on financial instruments(1)	62	16	12	39
Foreign exchange gains (losses)(1)	34	15	11	60
Net gains (losses) on sales of investments(1)	9	13	60	20
Net investment losses related to OTTI	(4)	(3)	(5)	(13)
Net gains (losses) on extinguishment of debt	-	-	5	(1)
Other net realized gains (losses)(2)	(1)	(1)	(5)	21
Operating income adjustment to the (provision) benefit for income tax(3)	(20)	(38)	29	(45)
Operating income (loss)	$(6)	$10	$30	$87

U.S. PUBLIC FINANCE INSURANCE (NATIONAL)
OPERATING INCOME (LOSS) RECONCILIATION(4)
(In millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss)	$41	$51	$176	$191
Less: operating income adjustments:
Net gains (losses) on sales of investments(1)	7	11	68	14
Net investment losses related to OTTI	(4)	(1)	(4)	(10)
Operating income adjustment to the (provision) benefit for income tax(3)	13	(3)	(8)	(1)
Operating income (loss)	$25	$44	$120	$188

CORPORATE
OPERATING INCOME (LOSS) RECONCILIATION(4)
(In millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss)	$26	$(15)	$(93)	$(21)
Less: operating income adjustments:
Mark-to-market gains (losses) on financial instruments(1)	62	16	12	39
Foreign exchange gains (losses)(1)	34	15	11	60
Net gains (losses) on sales of investments(1)	2	2	(8)	6
Net investment losses related to OTTI	-	(2)	(1)	(3)
Net gains (losses) on extinguishment of debt	-	-	5	(1)
Other net realized gains (losses)(2)	(1)	(1)	(5)	21
Operating income adjustment to the (provision) benefit for income tax(3)	(40)	(11)	(17)	(42)
Operating income (loss)	$(31)	$(34)	$(90)	$(101)
(1)	Reported within "Net gains (losses) on financial instruments at fair value and foreign exchange" on the Company's consolidated statements of operations.
(2)	Primarily relates to the results from the sale of Cutwater.
(3)	Reported within "Provision (benefit) for income taxes" on the Company's consolidated statements of operations.
(4)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share: (1) (2)

	As of December 31, 2016	As of December 31, 2015

Reported Book Value per Share	$23.87	$24.61
Reverse book value of the MBIA Corp. legal entity (3)	5.07	0.86
Book value after MBIA Corp. legal entity adjustment	28.94	25.47
Other book value adjustments:
Reverse net unrealized (gains) losses included in other comprehensive income (loss)	0.24	0.40
Add net unearned premium revenue (4)	4.31	5.02
Add tax effect on unrealized (gains) losses and unearned premium revenue	(1.61)	(1.91)
Total other book value adjustments per share	2.94	3.51
Adjusted book value per share	$31.88	$28.98
(1)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.
(2)	We have refined our calculation of ABV as of December 31, 2016 and have conformed the prior year's calculation to the current presentation. ABV now adjusts GAAP book value to remove the legal entity book value of MBIA Corp., but continues to include all deferred taxes available to the Company. Previously, ABV adjusted GAAP book value to remove the book value of the international and structured finance insurance segment, and included all deferred income taxes available to the Company.
(3)	The book value of the MBIA Corp. legal entity does not provide significant economic or shareholder value to MBIA Inc. The amounts being reversed exclude all deferred taxes available to MBIA Inc.
(4)	Consists of financial guarantee premiums, net of deferred acquisition costs. The discount rate on financial guarantee installment premiums was the risk-free rate as defined by the accounting principles for financial guarantee insurance contracts.

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(Dollars in millions)

National Public Finance Guarantee Corporation

	December 31, 2016	December 31, 2015
Policyholders' surplus	$2,731	$2,478
Contingency reserves	745	910
Statutory capital	3,476	3,388

Unearned premium reserve	786	1,042
Present value of installment premiums (1)	187	197
Premium resources (2)	973	1,239

Net loss and loss adjustment expense reserves (1)	(98)	(30)
Salvage reserves	256	102
Gross loss and loss adjustment expense reserves	158	72
Total claims-paying resources	$4,607	$4,699

Net debt service outstanding	$185,099	$259,436

Capital ratio (3)	53:1	77:1

Claims-paying ratio (4)	43:1	61:1

MBIA Insurance Corporation (5)

	December 31, 2016	December 31, 2015
Policyholders’ surplus	$238	$609
Contingency reserves	254	276
Statutory capital	492	885

Unearned premium reserve	319	356
Present value of installment premiums (6) (8)	424	520
Premium resources (2)	743	876

Net loss and loss adjustment expense reserves (6)	(207)	(332)
Salvage reserves (7)	917	994
Gross loss and loss adjustment expense reserves	710	662
Total claims-paying resources	$1,945	$2,423

Net debt service outstanding	$43,215	$57,682

Capital ratio (3)	88:1	65:1

Claims-paying ratio (4)	26:1	27:1

(1)	Calculated using a discount rate of 3.18% and 3.04% as of December 31, 2016 and 2015, respectively.
(2)	Includes financial guarantee and insured credit derivative related premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)

Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.

(5)	The table reflects MBIA Insurance Corporation including its subsidiary MBIA UK Insurance Limited.
(6)	Calculated using a discount rate of 5.15% and 5.18% as of December 31, 2016 and 2015, respectively.
(7)	This amount primarily consists of expected recoveries related to the Company's excess spread and put-backs.
(8)	Based on the Company's estimate of the remaining life for its insured exposures.

CONTACT:
MBIA Inc.
Greg Diamond, 914-765-3190
Investor and Media Relations
greg.diamond@mbia.com